Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Typhoon Resources Corp.

We consent to the use of our report dated March 4, 2011, with respect to the financial statements of Typhoon Resources Corp. as of the year ended November 30, 2010, to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Typhoon Resources Corp. dated November 8, 2011.

/s/ M&K CPAS, PLLC

Houston, Texas

November 8, 2011